UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Georgia Pacific Corporation

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Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Georgia-Pacific Corporation

COPYRIGHT 2002 GEORGIA-PACIFIC CORPORATION ★ ★ ★ FISCAL YEAR ENDED DECEMBER 29, 2001 ★ ★ ★ PRINTED IN THE UNITED STATES OF AMERICA

Notice Of 2002 Annual Meeting Of Shareholders And Proxy Statement

Georgia-Pacific

April 1, 2002
Dear Fellow Shareholder:

Please come to the Georgia-Pacific Corporation Annual Meeting of Shareholders at 11:00 a.m. on Tuesday, May 7, 2002. The Annual Meeting will be held at the Radisson Riverfront Hotel, 2 Tenth Street, in Augusta, Georgia.

During the last year, several important goals were achieved and we look forward to reporting to you on these and other important matters. In addition, we will vote on the matters set forth in the attached Notice of Annual Meeting and Proxy Statement.

We have again provided to you the option of voting by mail, telephone or the Internet. Your vote is important. Even if you plan to attend the meeting, please vote as soon as possible.

Sincerely,

A. D. Correll
Chairman, Chief Executive Officer and
President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS—MAY 7, 2002

  TIME

11:00 a.m. local time on Tuesday, May 7, 2002

  BUSINESS

(1)	Elect 4 members of the Board of Directors.
(2)	Consider and act on a shareholder proposal, if properly presented at the meeting, requesting that Georgia-Pacific endorse the CERES Principles.

  DOCUMENTS

The Proxy Statement, proxy card, and the Georgia-Pacific Annual Report on Form 10-K are included in this mailing. They are first being mailed to shareholders on or about April 1, 2002.

  PLACE

Radisson Riverfront Hotel
2 Tenth Street
Augusta, Georgia

  RECORD DATE

Owners of shares of common stock of Georgia-Pacific at the close of business on March 13, 2002 may attend and vote at the meeting.

  EXECUTIVE OFFICES

Georgia-Pacific Corporation
133 Peachtree Street, N.E.
Atlanta, Georgia 30303-1847

  VOTING

Even if you plan to attend the meeting in Augusta, please provide us with your voting instructions in one of the following ways as soon as possible:
(1)	Internet — use the Internet address on the proxy card
(2)	Telephone — use the toll-free number on the proxy card
(3)	Mail — mark, sign, and date the proxy card and return it in the enclosed postage-paid envelope

By order of the Board of Directors,
Kenneth F. Khoury
Vice President, Deputy General Counsel and Secretary

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1
NOMINEES AND DIRECTORS	4
CORPORATE GOVERNANCE	8
AUDIT COMMITTEE REPORT AND RELATED MATTERS	11
COMPENSATION COMMITTEE REPORT	13
SUMMARY COMPENSATION TABLE	17
OPTION AND PERFORMANCE RIGHTS GRANTS IN 2001	18
AGREEMENTS WITH EXECUTIVE OFFICERS	20
OWNERSHIP OF COMMON STOCK OF GEORGIA-PACIFIC	22
FIVE-YEAR PERFORMANCE GRAPH	24
SHAREHOLDER PROPOSAL	25
OTHER MATTERS	28

QUESTIONS AND ANSWERS

Q: Who	is entitled to vote?
A: Georgia-Pacific	shareholders of record as of the close of business on March 13, 2002 are entitled to vote at the Annual Meeting.

Q: What	will I likely be voting on?
A: There	are 2 proposals scheduled to be voted on at the Annual Meeting:
■	the election of directors; and
■	a shareholder proposal requiring the Company to endorse the CERES Principles.

The Board of Directors knows of no other item to be voted on at the Annual Meeting.

Q: When	and where is the Annual Meeting?
A: The	Annual Meeting is scheduled to begin at 11:00 a.m. on Tuesday, May 7, 2002, at the Radisson Riverfront Hotel, 2 Tenth Street, in Augusta, Georgia.

Q: What	are the Board’s recommendations?
A: In	summary, the Board of Directors recommends a vote:
■	FOR the election of the nominated slate of directors (see pages 4–7); and
■	AGAINST the endorsement of the CERES Principles (see pages 25–27).

Q: How	many votes are needed to approve each item?
A: The	affirmative vote of a plurality of the votes cast by the shares entitled to vote at the Annual Meeting is required to elect each director.

The votes cast favoring the shareholder proposal must exceed the votes cast in opposition for it to be adopted.

Q: How	will votes be counted and how will abstentions and broker or other nominee non-votes be treated?
A: Unless
you give other instructions, the persons named as proxies on the enclosed proxy card will vote in accordance with the recommendation of the Board of Directors. Accordingly, if no specification is made, shares properly represented by proxies will be voted “FOR” the director nominees named in Proposal No. 1 and “AGAINST” Proposal No. 2.

For purposes of the election of directors and the adoption of the shareholder proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

If you hold your shares in “street” or nominee name through a broker or other nominee, the broker or nominee may not be permitted to vote your shares with respect to the shareholder proposal. If you do not give your broker or nominee specific instructions, and your broker or nominee does not have discretionary authority to vote your shares, those shares will not be voted by the proxies and will have no effect on the result of the vote although they will count toward the presence of a quorum.

Q: How	will voting on any other business be conducted?
A: If
any matter other than those currently scheduled to be voted on is properly raised and presented at the Annual Meeting, your vote gives authority to the persons named on the proxy card to vote on any such matter in their discretion. To the extent any other matter is voted on, generally the votes cast in favor of the matter must exceed those cast in opposition in order for the matter to be approved.

QUESTIONS AND ANSWERS

Q: How	many votes is each share entitled to?
A: Each	share of Georgia-Pacific common stock is entitled to one vote.

Q: How	do I vote?
A: You	may vote:
■	by attending the Annual Meeting;
■	via the Internet at http://eproxyvote.com/gp;
■	by telephone at 1-877-PRX-VOTE (1-877-779-8683) as directed on your proxy card; or
■	by completing and mailing your proxy card.

Specific instructions for voting are described on the enclosed proxy card.

Q: Can	I change my vote?
A: Yes.
You may revoke your proxy by submitting a new proxy by one of the methods described in the previous question and answer, or by sending a written request to change your vote that must be received by our Secretary prior to the Annual Meeting. Giving your proxy does not deprive you of your right to vote in person should you attend the Annual Meeting.

Q: Who	will tabulate the votes?
A: EquiServe	Trust Company, N.A. will tabulate the votes and act as inspector of election.

Q: How	many votes does Georgia-Pacific need in order to hold the meeting?
A: As
of the record date, March 13, 2002, 230,203,993 shares of common stock of Georgia-Pacific were outstanding. Accordingly, the total number of possible votes is 230,203,993. A number of votes equal to or greater than a majority of the possible votes, or 115,101,997 (including abstentions), will constitute a quorum. No business may be transacted at the Annual Meeting without a quorum. If you are present at the Annual Meeting in person or by proxy, or vote by proxy card, telephone or the Internet, you will be considered part of the quorum.

Q: Is	my vote confidential?
A: Proxy
cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to EquiServe Trust Company, and handled in a manner that protects your privacy. Your vote will not be disclosed except: (1) as needed to permit EquiServe to tabulate and certify the vote; (2) as required by law; (3) if we determine in good faith that a bona fide dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or (4) in the event of a proxy contest, unless all parties to the contest agree to follow Georgia-Pacific’s confidentiality policy.

Q: What	does it mean if I get more than one proxy card?
A: You
may receive a proxy card for each account that you have, including shares held by the trustee in the Company’s dividend reinvestment plan or any employee benefit plan. Please vote by proxy for all accounts to ensure that all of your shares are voted. The proxy card (or cards) you receive represents all of the shares you are entitled to vote. If you wish to consolidate multiple accounts, please contact our transfer agent, EquiServe Trust Company, at 1-800-519-3111.

Q: How	will shares in Georgia-Pacific employee benefit plans be voted?
A: Shares
held in our benefit plans that are entitled to vote will be voted pursuant to your instructions, except they are voted by the trustee. Shares held in any employee benefit plan that are entitled to vote but do not vote will not be counted. You must instruct the trustee to vote your shares by utilizing the voting methods described above; namely, by the Internet, by telephone or by completing and mailing your proxy card.

QUESTIONS AND ANSWERS

Q: When	are shareholder proposals intended for inclusion in next year’s Annual Meeting Proxy Statement due?
A: The
deadline for receipt of shareholder proposals intended to be included in the proxy statement or otherwise for next year’s annual meeting is the close of business on December 2, 2002. They must be submitted in writing to Kenneth F. Khoury, Vice President, Deputy General Counsel and Secretary, Georgia-Pacific Corporation, 133 Peachtree Street, N.E., Atlanta, Georgia 30303.

Q: What	if I do not meet the deadline for including a proposal in the proxy statement for next year’s annual meeting?
A: Proposals
not included in the proxy statement for next year’s annual meeting may still be presented directly at the meeting. However, management will be able to vote proxies in its discretion on any such proposal if Georgia-Pacific: (1) receives notice of the proposal before the close of business on February 15, 2003, and advises shareholders in the annual meeting proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on February 15, 2003. Notices of intention to present proposals at next year’s annual meeting should be addressed to Kenneth F. Khoury, Vice President, Deputy General Counsel and Secretary, Georgia-Pacific Corporation, 133 Peachtree Street, N.E., Atlanta, Georgia 30303.

Q: Who	are the proxy solicitors and what are the solicitation expenses?
A: We
have hired D.F. King & Co., Inc. to solicit proxies for $10,000, plus its costs to assist in the distribution of proxy material and solicitation of votes by mail, telephone, facsimile or personal meetings. Our officers, directors and employees may also assist with solicitation efforts.

We will reimburse brokers and other custodians,
nominees and fiduciaries for forwarding proxy and solicitation materials to owners of Georgia-Pacific stock in accordance with the fee schedule approved by the New York Stock Exchange.

Q: May	I access this year’s proxy statement and annual report via the Internet?
A: Yes.
This proxy statement and our 2001 Annual Report on Form 10-K are available by accessing the Investor Information section on our Internet site at http://www.gp.com. In addition, most shareholders can elect to receive future proxy statements, annual reports and proxy cards over the Internet instead of receiving paper copies in the mail. Links will be provided to elect this option if you vote on the Internet in accordance with the instructions on your proxy card.

NOMINEES AND DIRECTORS

Our Bylaws divide the Board into 3 classes, with the directors in each class serving for a term of 3 years and until their successors are elected and qualified.

PROPOSAL 1 — ELECTION OF DIRECTORS

The persons named on the enclosed proxy card will vote each properly executed proxy for the election of the following nominees as directors unless authority to so vote is withheld. If any named nominee becomes unavailable for election, the Board may substitute another nominee or reduce the number of directors to be elected. In the event the Board names a substitute nominee, the proxy would be voted for the substitute nominee. In order to comply with Georgia law requiring that classes of directors be apportioned so as to be as nearly equal in number as possible, the Board has re-classified Worley H. Clark, Jr., whose term was set to expire in 2003, to serve in Class III, the class of directors whose term expires in 2005. Mr. Clark has consented to this re-classification. Thus, as set forth below, Mr. Clark has been nominated for election as a director to hold office until the 2005 Annual Meeting and until his successor is duly elected and qualified. The terms of the remaining directors of the Company will continue as indicated below. Proxies can be voted for no more than 4 persons.

The Board of Directors recommends that shareholders vote FOR the election of the 4 nominees named below.

CLASS III DIRECTOR NOMINEES, term ends May 3, 2005

JAMES S. BALLOUN, 63, Chairman, Chief Executive Officer and President of Acuity Brands, Inc. (a manufacturer of lighting equipment and chemicals) since November 2001, has been one of our  directors since 1998. Mr. Balloun served as Chairman, Chief Executive Officer and President of National Service Industries, Inc. (formerly, a diversified manufacturer and distributor of lighting equipment, chemicals, textiles and envelopes) from 1996 until October 2001 when it spun off Acuity Brands in a tax-free distribution to its shareholders. Mr. Balloun served as a director of McKinsey & Company, Inc. from 1976 until 1996.

Mr. Balloun is also a director of Acuity Brands, Inc., Radiant Systems, Inc. and Wachovia Corporation.
WORLEY H. CLARK, JR., 69, President of W.H. Clark Associates, Ltd. (a consulting firm) since 1994, has been one of our directors since November 27, 2000. Mr. Clark retired from Ondeo Nalco Company (formerly, Nalco Chemical Company) in 1994, where he served as Chairman and Chief Executive Officer. Mr. Clark served as a director of Fort James Corporation from 1993 until the completion of our acquisition of Fort James in 2000.

Mr. Clark is also a director of Merrill Lynch & Co., Inc., Bethlehem Steel Corporation, Valero Energy Corp., Millennium Chemicals, Inc. and the Merchants’ Exchange and Exchange Cubed, LLC. Mr. Clark also serves on the Board of Trustees of Rush Presbyterian St. Lukes Medical Center.

NOMINEES AND DIRECTORS

ALSTON D. CORRELL, 60, our Chairman, Chief Executive Officer and President since December 1993, May 1993 and July 1991, respectively, has been one of our directors since 1992.

Mr. Correll is also a director of Norfolk Southern Corporation, Mirant Corporation and SunTrust Banks, Inc.
JOHN D. ZEGLIS, 54, Chief Executive Officer and Chairman, AT&T Wireless Group, since December 1999, and President since 1997, has been one of our directors since 2001. Mr. Zeglis served as Vice Chairman of AT&T from June to November of 1997, General Counsel and Senior Executive Vice President from 1996 to 1997 and Senior Vice President and General Counsel from 1986 to 1996.

Mr. Zeglis is also a director of Helmerich and Payne Corporation and Sara Lee Corporation.

CONTINUING DIRECTORS
BARBARA L. BOWLES, 54, Chairman, Chief Executive Officer and Chief Investment Officer of Kenwood Group, Inc. (an investment advisory firm) since 1989, has been one of our directors since November 27, 2000. Her current term as director ends in 2004. Ms. Bowles served as a director of Fort James from 1997 until the completion of our acquisition of Fort James in 2000.

Ms. Bowles is also a director of The Black & Decker Corporation, Wisconsin Energy Corporation, Dollar General Corporation, The Chicago Urban League and Children’s Memorial Hospital of Chicago.
JANE EVANS, 57, Chief Executive Officer of Opnix, Inc. (a provider of Internet traffic management and routing products) since May 2001, has been one of our directors since 1994. Her current term as director ends in 2003. From August 1995 to May 2001, Ms. Evans served as President and Chief Executive officer of GAMUT Interactive, Inc. (a provider of television and consumer operating systems). In May 2001, GAMUT filed for bankruptcy under Chapter 7 of the Bankruptcy Code. From April 1991 until March 1995, Ms. Evans was Vice President and General Manager of the Home and Personal Services Market Unit of US West Communications, Inc.

Ms. Evans is also a director of Hypercom Corporation, KB Home, Main Street and Main Incorporated, PETsMART, Inc. and Philip Morris Companies, Inc.

NOMINEES AND DIRECTORS

DONALD V. FITES, 68, retired Chairman and Chief Executive Officer of Caterpillar Inc., a position he held from 1990 until February 1, 1999, has been one of our directors since 1992. His current term as director ends in 2004.

Mr. Fites is also a director of Caterpillar Inc., AT&T Wireless Services, Inc., Exxon Mobil Corporation, AK Steel Corporation, Oshkosh Truck Corporation and Wolverine World Wide, Inc.
RICHARD V. GIORDANO, 67, Chairman of BG Group plc (a purchaser, distributor and seller of gas and gas supported services) since January 1994, has been one of our directors since 1984. His current term as director ends in 2003. Mr. Giordano served as Chairman of BOC Group plc (a manufacturer of industrial gases and other products) from January 1994 until January 1996.

Mr. Giordano is also a director of Rio Tinto plc.

DAVID R. GOODE, 61, Chairman, President and Chief Executive Officer of Norfolk Southern Corporation since September 1992, has been one of our directors since 1992. His current term as director ends in 2004.
 Mr. Goode is also a director of Norfolk Southern Corporation, Caterpillar Inc., Delta Air Lines, Inc. and Texas Instruments Incorporated.
M. DOUGLAS IVESTER, 54, retired Chairman and Chief Executive Officer of The Coca-Cola Company, a position he held from October 23, 1997 to February 17, 2000, has been one of our directors since 1993. His current term as director ends in 2003. Mr. Ivester served as President and Chief Operating Officer of The Coca-Cola Company from July 1994 to October 1997.

Mr. Ivester is also a director of SunTrust Banks, Inc., S1 Corporation and Service Central, Inc.

NOMINEES AND DIRECTORS

LOUIS W. SULLIVAN, M.D., 68, President of Morehouse School of Medicine since January 1993, has been one of our directors since 1993. His current term as director ends in 2003. Dr. Sullivan served as Secretary of the United States Department of Health and Human Services from March 1989 until January 1993.

Dr. Sullivan is also a director of Bristol-Myers Squibb Company, CIGNA Corporation, Equifax Inc., Household International, Inc., Minnesota Mining & Manufacturing Company, BioSante Pharmaceuticals, Inc. and Endovascular Instruments, Inc.
JAMES B. WILLIAMS, 69, Chairman of the Executive Committee of SunTrust Banks, Inc. since March 31, 1998, has been one of our directors since 1989. His current term as director ends in 2004. Mr. Williams held the positions of Chairman and Chief Executive Officer of SunTrust Banks, Inc. from April 1991 and April 1990, respectively, until March 21, 1998.

Mr. Williams is also a director of SunTrust Banks, Inc., The Coca-Cola Company, Genuine Parts Company, Rollins, Inc., RPC Energy Services, Inc. and Marine Products Corporation.
RETIRING DIRECTOR

One of the Board’s policies and procedures requires a director to offer to resign upon a change in his or her principal employment. Accordingly, in connection with his retirement as Chairman and Chief Executive Officer of United Parcel Service, Inc., James P. Kelly submitted his resignation to the Board. On January 25, 2002, Mr. Kelly’s resignation became effective. We would like to thank Mr. Kelly for his service on our Board.

As a result of the vacancy created by Mr. Kelly’s retirement, the size of the Board of Directors was reduced to 12 members at the February 1, 2002 Board meeting.

CORPORATE GOVERNANCE

Q: How	is Georgia-Pacific managed?
A: We
are managed by a core group of officers who are governed by a Board of Directors, the number of which is currently set at 12 members by our Bylaws. Our Bylaws divide the Board into 3 classes of approximately equal size with each class being elected for three years.

Q: How	does the Board of Directors operate?
A: Our	Board has adopted a set of policies and procedures that govern its composition and operation as well as that of its committees.

The Board’s policies and procedures generally address the following:
■	qualifications and term of directors;
■	responsibilities and operations of committees of the Board;
■	capital appropriations and operating plans;
■	development, performance assessment and succession planning of management; and
■	annual Board self-assessment.

Q: What	are the significant policies and procedures governing executive officers and the Board?
A: There	are a number of policies under which our executive officers and Board operate. The significant ones are summarized below.
■	Under our Code of Business Conduct, no executive officer may have a substantial interest in businesses other than Georgia-Pacific or own more than 1% of the equity of a Georgia-Pacific supplier.
■	A majority of our directors and all of the members of our Audit and Compensation Committees must not be employees of Georgia-Pacific.
■	A director should offer to resign:
■	in the event of prolonged ill-health, or
■	after a change in principal employment.

Q: What	are non-employee directors paid each year?
A: Each	director’s compensation consists of:
■	$40,000 in cash;
■	a restricted stock grant of Georgia-Pacific stock worth $40,000 on the date of grant; and
■	group term life insurance in the amount of $50,000.

Committee Chairmen also receive a $5,000 annual fee.

Directors have the option to defer all or part of the cash compensation payable to them so long as they defer at least $10,000 in each calendar year. A deferral gives a director the option of being paid as if such funds had been invested in:
■	shares of Georgia-Pacific stock; or
■	a promissory note with a floating interest rate equal to ¾% over the six-month Treasury Bill rate.

The deferred fees (adjusted for investment gains or losses) are paid upon retirement in a single payment or in annual cash payments.

Effective February 2002, directors annually receive stock options to purchase shares of Georgia-Pacific stock worth $40,000 on the date of grant. The options vest in equal increments over a three year period.

CORPORATE GOVERNANCE

BOARD COMMITTEES

Audit Committee

■	Members are James S. Balloun, David R. Goode (Chairman) and Louis W. Sullivan.
■	Met 5 times in 2001.
■	Reviews financial statements and periodic filings with the SEC and discusses them with management.
■
Reviews the scope and results of the audit of our financial statements by our independent accountants, including significant changes in accounting principles and practices, significant proposed adjustments and disagreements with management, if any.

■	Reviews policies and meets with management to assess whether Georgia-Pacific is in material compliance with applicable laws and regulations.
■	Reviews controls to prevent and detect employee conflicts of interest, misconduct and fraud.
■	Reviews the scope and adequacy of internal controls and the results of certain examinations performed by the Internal Audit Department.
■	Recommends independent accountants and reviews their services, independence and fees.
■	Consists of members who are independent, as defined by The New York Stock Exchange, Inc. listing standards.

Compensation Committee

■	Members are Worley H. Clark, Jr., Jane Evans, Donald V. Fites (Chairman) and Richard V. Giordano.
■	Met 5 times in 2001.
■	Evaluates the annual performance of Georgia-Pacific’s executive officers.
■	Determines officer salaries.
■	Administers compensation programs, including:
■	designing officer and other employee compensation plans;
■	making stock grants and awards to officers and other employees; and
■	setting performance targets for officers and other employees.

Finance Committee

■	Members are Barbara L. Bowles, M. Douglas Ivester, James B. Williams (Chairman) and John D. Zeglis.
■	Met 5 times in 2001.
■	Reviews financial plans and major financings.
■	Reviews management policies regarding borrowing, leasing, acquisitions, dispositions, and capital expenditures.
■	Recommends dividends.
Executive and Governance Committee

■	Members are Donald V. Fites, Richard V. Giordano (Chairman), David R. Goode and James B. Williams.
■	Met 13 times in 2001.
■	If necessary, exercises the power of the full Board between meetings except for certain fundamental transactions and matters of corporate governance.
■	Reviews corporate governance issues, including the composition, work, organization and compensation of the Board and its committees.
■	Conducts an annual evaluation of the performance of the Board as a whole.
■	Considers and recommends nominees for election as directors but will accept and consider recommendations from shareholders subject to the requirements described in the following paragraph.

Among its other duties, the Executive and Governance Committee generally identifies and recommends qualified nominees for election as directors through its own resources but will accept and consider recommendations from shareholders subject to the following requirements. Except as set forth below, shareholders making nominee recommendations must submit a written notice not less than 60, nor more than 75, days before the applicable meeting accompanied by:
■	the name and address of record of the nominating shareholder;

CORPORATE GOVERNANCE

■	a representation that the shareholder is a record shareholder;
■	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;
■	the class and number of shares held of record, owned beneficially, represented by proxy, by the shareholder, and each proposed nominee;
■	the name, age, business and residential address, and principal occupation or employment of each proposed nominee;
■	a description of all arrangements or understandings between the shareholder and each proposed nominee;
■	any other information regarding each nominee that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission; and
■	the written consent of each proposed nominee to serve as a director if so elected.

Georgia-Pacific may require each proposed nominee to submit reasonable additional information that will help determine his or her eligibility to serve as a director. If less than 70 days notice or prior public disclosure of the meeting is given or made to shareholders, the notice nominating a director must be received by the 10th day following the date of the notice of the meeting or public disclosure of the meeting.

The final selection of the Board’s nominees is within the sole discretion of the Board.

Meetings of the Board

The Board met 7 times in 2001. The Board and its committees met a total of 35 times in 2001. Average director attendance at all Board and committee meetings was 82%. All members of the Board attended at least 75% of all Board and committee meetings in 2001.

AUDIT COMMITTEE REPORT AND RELATED MATTERS

To the Board of Directors:

We have reviewed and discussed with management Georgia-Pacific’s audited financial statements as of and for the year ended December 29, 2001.

We have discussed with Georgia-Pacific’s independent auditors, Arthur Andersen LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Arthur Andersen required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and issued by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

We have also considered whether the provision of services provided by Arthur Andersen, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in Georgia-Pacific’s Form 10-Qs for the quarters ended March 31, 2001, June 30, 2001, and September 29, 2001, is compatible with maintaining Arthur Andersen’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2001.

In performing all of these functions, we act only in an oversight capacity. Management is responsible for the financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing these financial statements and expressing an opinion as to the statements’ conformity with generally accepted accounting principles. Our members are not professionally engaged in the practice of accounting or auditing and are not experts in either of those fields or auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

The foregoing report has been furnished by the Audit Committee of Georgia-Pacific’s Board of Directors.

David R. Goode, Chairman
James S. Balloun
Louis W. Sullivan

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Georgia-Pacific specifically incorporates the Report by reference in any such document.

Audit Fees

The aggregate fees billed by Arthur Andersen for professional services rendered for the audit of the Company’s annual financial statements for fiscal year 2000 and the reviews of the financial statements included in Georgia-Pacific’s Form 10-K and Form 10-Qs for such fiscal year were $2,200,000.

Financial Information Systems
Design and Implementation Fees

There were no fees billed by Arthur Andersen for professional services rendered for financial information systems design and implementation for fiscal year 2001.

AUDIT COMMITTEE REPORT AND RELATED MATTERS

All Other Fees

The aggregate fees billed by Arthur Andersen for professional services rendered, other than as stated under the captions Audit Fees and Financial Information Systems Design and Implementation Fees above, were $4,183,000. All but $116,000 of these fees were incurred for services performed in connection with the preparation of financial statements, including their audit as appropriate, relating to divestitures and employee benefit plans of the Company and domestic or international tax-related services. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Arthur Andersen.

Future Engagement of Arthur Andersen

Arthur Andersen has audited the accounts of Georgia-Pacific and its subsidiaries since 1948. A representative of Arthur Andersen is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

The Company’s Board of Directors and the Audit Committee have been monitoring the situation arising from Arthur Andersen’s role as auditors of Enron Corporation and the indictment of Arthur Andersen by the United States Government on charges of obstructing justice. In addition, the Audit Committee has discussed these matters with senior representatives of Arthur Andersen. The Audit Committee has made no final decision regarding the retention of Arthur Andersen to audit the Company’s accounts for 2002. The Audit Committee will continue to monitor and evaluate further developments to assure that Arthur Andersen’s ability to perform a satisfactory audit for 2002 will not be impaired. During this monitoring and evaluation period, the Audit Committee has informed management that it will consider another independent auditing firm to audit the Company’s financial statements in the event it becomes necessary to replace Arthur Andersen.

COMPENSATION COMMITTEE REPORT

What is Georgia-Pacific’s executive compensation philosophy?

We have designed our executive compensation to attract, retain and reward quality people in a highly competitive business environment. Our annual and long-term incentive compensation strategy is designed to link our strategic business objectives and the enhancement of shareholder returns with the compensation of our managers. We believe that our long-term stock-based incentive compensation plans align the interests of management and shareholders. We often work with outside consultants to ensure that we have the appropriate mix of compensation arrangements.

What comprises total executive compensation?

■	base salaries;
■	annual cash bonuses for achieving annual corporate and business unit goals; and
■	long-term, stock-based incentives consisting of stock options, performance rights and/or restricted stock.

Total executive compensation targets, including payments and awards under our incentive plans, are set by us at approximately the median, or 50th percentile, of compensation practices at a cross-section of United States industrial companies, representing a range of industries which are similar to Georgia-Pacific in terms of size and complexity of operations. As selected by the Compensation Committee, these companies may include companies listed in the Standard & Poor’s Paper and Forest Products Industry Index (except Georgia-Pacific) and the Standard & Poor’s Household Products (nondurables) Index. We believe the industrial companies we have selected to be in Georgia-Pacific’s peer group compete with us in the hiring and retention of executives. Cash and stock-based incentive compensation targets are set at levels that we believe will result in overall compensation to executives below, at or above the median of those industrial companies depending upon our relative Economic Value Added (described below) or total shareholder return performance as compared to our peers.

Base Salaries. Base salaries of all officers, including the executive officers named in the Summary Compensation Table on page 17 are set at a level approximating median pay for similar positions at the cross-section of United States industrial companies discussed above. There is some variation from the median based on individual performance, the nature of responsibilities and competitive marketplace data.

Annual Performance Bonuses. Annual bonuses are paid under the Economic Value Incentive Plan (the “EVIP”). Payments under this plan depend on the achievement of performance targets (discussed below) set at the beginning of each year which have both objective and subjective components. Performance above or below these targets results in proportionately higher or lower bonuses up to the maximum (200% of target bonus) or down to the threshold (50% of target bonus) level. A bonus will not be paid unless the threshold level is achieved. No participant (other than Mr. Correll) was entitled to receive a bonus of more than 125% of his or her base salary in 2001.

Georgia-Pacific EVIP. For 2001, annual bonuses were based on Georgia-Pacific’s “relative” Economic Value Added (“EVA”) performance as compared to a peer group of companies in the Standard & Poor’s Paper and Forest Products Industry Index (except G-P) and the Standard & Poor’s Household Products (nondurables) Index.

We use EVA as our principal financial metric to measure our ability to generate net after-tax operating profits in excess of our cost of capital (both equity and debt).

As discussed in last year’s proxy statement, the EVIP was amended in early 2001 to further strengthen the link between Georgia-Pacific’s performance and awards that can be earned under

COMPENSATION COMMITTEE REPORT

the EVIP. Key changes approved by shareholders in 2001 expanded the group of possible peer group companies, increased the maximum bonus payable for a given year (in dollar terms and as a percent of salary), eliminated The Timber Company from the EVIP calculation, and reflected changes related to the broad level pay structure used by certain business units.

Target bonuses are determined based on a percentage of a participant’s base salary grade midpoint and range from 35% to 110% for all officers, and 10% to 35% for all other participants. The executive officers named in the Summary Compensation Table on page 17 had target bonuses ranging from 65% to 80% of their base salary grade midpoint (other than Mr. Correll whose target award is 110% of midpoint).

The objective portion of the bonus (based on a target “relative” EVA of Georgia-Pacific) determines up to 50% of the target bonus. For 2001, the “relative” percentile ranking EVA performance targets were:

■ Threshold	30th percentile
■ Target	54th percentile
■ Maximum	100th percentile

On a “relative” EVA basis, Georgia-Pacific performed at the 68th percentile level in 2001. Although these results were strong, as indicated in the Summary Compensation Table on page 17, two executive officers were granted stock options after year end in lieu of the cash awards earned for 2001 under the EVIP. And, as discussed on the following page, the Chief Executive Officer received no bonus for 2001. As a result of these actions, for 2001 the average participant received a cash award of 123% of his or her target objective bonus.

The subjective portion of the bonus determines up to 50% of the target bonus. It is based on the CEO’s assessment of:

■	actual performance compared to targeted performance of business units, divisions or segments for the plan year; and
■	actions taken by business units, divisions or segments to increase EVA in future years.

For example, officers working in our Consumer Products segment received an average aggregate award of 105% of target for the subjective portion of the EVIP. In measuring this performance, Mr. Correll considered, among other objective criteria, the segment’s financial performance and synergies created by the integration of the former Fort James operations into Georgia-Pacific’s Consumer Products segment. In 2001, the Consumer Products segment exceeded pre-tax profit (excluding unusual items and divested operations) goals and EBITDA (earnings before interest, taxes, depreciation and amortization) goals by 7.9% and 2.4%, respectively. In 2001, $203 million in synergies associated with the successful integration of the former Fort James operations were realized, which exceeded planned synergies by 60%.

For 2001, the average participant received 98% of his or her combined objective and subjective target EVIP bonus.

As discussed above, and unlike prior years when awards for certain executive officers were based on performance of both Georgia-Pacific Group and The Timber Company, for 2001 awards for all executive officers were based solely on Georgia-Pacific’s performance.

Long-Term Equity Incentive Compen-  sation. The Georgia-Pacific Corporation Long-Term Incentive Plan gives Georgia-Pacific the ability to structure incentives for employees that are tied directly to the price performance of the Company’s common stock. The Compensation Committee has the authority under this Plan to set the terms and conditions of any grants and awards.

The Georgia-Pacific LTIP authorizes grants of stock options, restricted stock and performance rights with respect to Georgia-Pacific stock. On

COMPENSATION COMMITTEE REPORT

January 29, 2001, all Georgia-Pacific executive officers and other key employees were granted options to purchase Georgia-Pacific stock. On that date, the fair market value of Georgia-Pacific stock was $29.47. This price fixed the exercise price of the options. These options will expire on January 28, 2011 and will vest and become exercisable in substantially equal amounts over three years beginning January 29, 2002. In 2001, the Committee did not grant awards under the Georgia-Pacific LTIP to managers of The Timber Company since the Company’s timber and timberlands business was merged into Plum Creek Timber Company in October of that year.

In addition, in 2001 performance rights were granted to key executive officers. These performance rights provide for the issuance of stock to these officers upon the achievement of a specified “relative” total shareholder return as compared to our peers in the Standard & Poor’s Paper and Forest Products Industry Index and the Standard & Poor’s Household Products (nondurables) Index. Depending upon the achieved “relative” total shareholder return, 0% to 200% of the target number of shares may be awarded. For the performance period ending on December 31, 2001, 52% of the target level award of restricted shares (which was set forth in our proxy statement for 2001) were issued.

Policy on Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code precludes the deductibility of an executive’s compensation that exceeds $1 million per year unless the compensation is paid under a performance-based plan that has been approved by shareholders. Georgia-Pacific has obtained shareholder approval for its long-term incentive plans; however, our policy is to maximize long-term shareholder value, and tax deductibility is only one factor considered in setting compen-  sation.

Chief Executive Officer Compensation

Mr. Correll participates in the compensation programs described in this report. His compensation for 2001 is summarized on the pages that immediately follow this report. The specific bases for our determination of Mr. Correll’s compensation in 2001 included:

■	Financial results at Georgia-Pacific, including:
■	EVA of Georgia-Pacific for 2001 that ranked at the 68th percentile of all companies in our peer group; and
■	Free cash flow results that exceeded our plan for the year.
■	The successful integration of Fort James Corporation (acquired in late 2000);
■	Successful merger of The Timber Company into Plum Creek, thereby realizing substantial value for shareholders of The Timber Company;
■	Sustained efforts and development of a major transformation strategy to redirect the focus of Georgia-Pacific away from commodities and into consumer/branded products;
■	Sale of various assets (commercial tissue and uncoated free sheet mills) that contributed to debt reduction in excess of our plan;
■	Aggressive leadership in areas of interest to GeorgiaPacific’s diverse constituency;
■	Building a strong management team;
■	Maintaining a safe working environment; and
■	Environmental stewardship.

Mr. Correll’s base salary, annual bonus and long-term stock-based incentive awards are intended to keep his compensation competitive with a group of comparable industrial companies in the forest and paper products industry, the consumer products industry and general industry over the short and long term. We believe the grants of options and performance rights to him from time to time are consistent with our philosophy of properly aligning the interests of Mr. Correll and our shareholders.

COMPENSATION COMMITTEE REPORT

Despite the results cited above, Mr. Correll was awarded no bonus under the EVIP for 2001. Although the Committee strongly supports Mr. Correll’s efforts and his strategy for Georgia-Pacific, we nonetheless exercised our negative discretion under the plan to reduce his award to $0. In so doing, we focused on several key factors including, but not limited to, the following:

■	Georgia-Pacific’s failure to meet its overall business plan for earnings; and
■	The decline in Georgia-Pacific’s stock price during 2001 and over the past three years, and resulting loss of value to our shareholders.

The foregoing report has been furnished by the Compensation Committee of Georgia-Pacific’s Board of Directors.
Donald V. Fites, Chairman
Worley H. Clark, Jr.
Jane Evans
Richard V. Giordano

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Awards		Payouts
Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying G-P Group Options	Securities Underlying Timber Co. Options(#)(3)	LTIP Payouts ($)(4)	All Other Compensation ($)(4)

Alston D. Correll	2001	1,236,000	-0-	77,060	223,050	-0-	-0-	13,830
Chairman, Chief Executive Officer and President	2000 1999	1,200,000 1,050,000	1,800,000 2,100,000	61,026 611,437	96,700 155,400	129,300 -0-	-0- -0-	3,723 6,723

Lee M. Thomas	2001	585,000	-0-	24,375	76,350	-0-	-0-	572,800
Executive Vice President—	2000	510,000	475,000	26,915	42,100	-0-	-0-	10,722
Consumer Products	1999	475,000	475,000	13,609	52,800	-0-	-0-	10,725

Ronald L. Paul	2001	485,000	300,000	139,758	57,400	-0-	-0-	13,465
Executive Vice President—	2000	470,000	340,000	70,926	42,100	-0-	-0-	3,553
Wood Products and Distribution	1999	435,000	435,000	21,510	52,800	-0-	-0-	6,553

James F. Kelley	2001	470,000	300,000	53,616	45,150	-0-	-0-	12,873
Executive Vice President	2000	430,000	350,600	22,325	22,500	30,100	-0-	3,299
and General Counsel	1999	415,000	300,000	4,847	23,800	-0-	-0-	10,216

Danny W. Huff	2001	460,000	-0-	24,375	57,400	-0-	-0-	418,920
Executive Vice President—	2000	400,000	382,000	24,990	27,600	36,900	-0-	3,143
Finance and Chief Financial Officer	1999	342,000	268,000	4,090	10,800	-0-	-0-	2,349

(1)
Reflects bonuses paid under the EVIP, as described on page 13. Based on the Company’s financial performance in 2001, Messrs. Correll, Thomas and Huff were each eligible to receive a cash bonus under our EVIP, however, the Compensation Committee determined that no such bonuses should be paid. See note 4 below and “Compensation Committee Report.”

(2)
Other annual compensation consists of annual compensation not properly categorized as salary or bonus. Other annual compensation in 2001 for Mr. Correll includes accounting and tax preparation fees of $25,000. Other annual compensation for Mr. Paul consists of personal use of corporate aircraft of $139,758.

(3)
In connection with the merger of The Timber Company and Plum Creek Timber Company, outstanding options to purchase shares of Timber Company common stock became fully vested and were converted into options to purchase shares of Plum Creek common stock. Both the number of shares subject to such outstanding options and the exercise prices of such outstanding options were adjusted in the conversion based on the exchange ratio of 1.37 shares of Plum Creek common stock for each share of Timber Company common stock.

(4)
Includes the value of stock option grants made by the Compensation Committee in 2002 to Messrs. Thomas and Huff in lieu of cash bonus awards under our EVIP. The Option award amounts and the value of such amounts based on the Black-Scholes method of valuation are as follows: Mr. Thomas—59,950 shares with value of $556,000 and Mr. Huff—41,850 shares with value of $409,000. Also includes G-P contributions in 2001 to G-P’s Salaried 401(k) Plan and premiums for term life insurance (“TLI”):

	401(k)	TLI

Mr. Correll	$ -0-	$13,830

Mr. Thomas	7,315	9,485

Mr. Paul	-0-	13,465

Mr. Kelley	-0-	12,873

Mr. Huff	5,100	4,820

OPTION AND PERFORMANCE RIGHTS GRANTS IN 2001

Option Grants In Last Fiscal Year(1)

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)(2)	Percent of Total Options Granted to Employees in 2001(%)(3)	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value($)(4)(5)

Alston D. Correll	233,050	11.49	29.47	1/29/11	2,894,481

Lee M. Thomas	76,350	3.77	29.47	1/29/11	948,267

Ronald L. Paul	57,400	2.83	29.47	1/29/11	712,908

James F. Kelley	45,150	2.23	29.47	1/29/11	560,763

Danny W. Huff	57,400	2.83	29.47	1/29/11	712,908

(1)	All option grants during fiscal year 2001 were of options to acquire shares of Georgia-Pacific common stock.
(2)
Grants were made on January 29, 2001 and vest annually over 3 years at rates of 34%, 33% and 33% on the anniversary date of the grant. In the event of a change of control, these options become fully vested and are immediately exercisable for the remainder of their term.

(3)	A total of 2,027,800 stock options was granted in 2001.
(4)
Value was established by using the Black-Scholes Valuation Model. The actual value, if any, depends on the market value of the underlying stock at a future date. Significant assumptions used for this calculation are shown below:

Volatility	Risk Free Rate of Return	Dividend Yield	Term	Discount for Forfeiture Risk Before Vesting	Discount for Forfeiture Risk After Vesting and Prior to Option Expiration Date

47.04%	5.16%	1.70%	10 years	7.75%	11.73%

(5)	These values are for illustrative purposes only.

AGGREGATED OPTION EXERCISES IN
LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(1)

	Shares Acquired on Exercise(#)		Value Realized ($)		Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options($)(2)
Name					Exercisable	Unexercisable	Exercisable	Unexercisable

Alston D. Correll	-0-		-0-		1,086,796	338,154	722,138	-0-

Lee M. Thomas	56,900	(3)	998,097	(3)	228,090	135,874	129,830	-0-

Ronald L. Paul	61,836		532,319		49,690	102,610	-0-	-0-

James F. Kelley	41,800	(4)	567,042	(4)	100,528	67,854	39,270	-0-

Danny W. Huff	-0-		-0-		45,820	79,180	18,564	-0-

(1)
In connection with the merger of The Timber Company and Plum Creek Timber Company, outstanding options to purchase shares of Timber Company common stock were converted into options to purchase shares of Plum Creek common stock. Accordingly, at fiscal year-end, there were no longer any outstanding options to acquire shares of Timber Company common stock. See Note 3 to the Summary Compensation Table on page 17. This table does not reflect any exercises of options to acquire shares of Plum Creek common stock that may have occurred following the merger.

(2)	Represents the amount by which the closing price on December 31, 2001 ($27.61) exceeded the exercise prices of unexercised options.
(3)
Represents the number of shares acquired and amounts realized by Mr. Thomas on the exercise of options to purchase shares of Timber Company common stock prior to the merger of The Timber Company and Plum Creek Timber Company.

(4)
Represents the number of shares acquired and amounts realized by Mr. Kelley on the exercise of options to purchase shares of Timber Company common stock prior to the merger of The Timber Company and Plum Creek Timber Company.

OPTION AND PERFORMANCE RIGHTS GRANTS IN 2001

LONG-TERM INCENTIVE PLANS — AWARDS

			Estimated Future Payouts Under Non-Stock Price Based Plans (3)
Name	Number of G-P Shares (#)(1)	Performance or Other Period Until Maturation or Payout (2)	Threshold (#)	Target (#)	Maximum (#)

Alston D. Correll	112,700	December 31, 2003	56,350	112,700	225,400

Lee M. Thomas	38,550	December 31, 2003	19,275	38,550	77,100

Ronald L. Paul	29,000	December 31, 2003	14,500	29,000	58,000

James F. Kelley	22,800	December 31, 2003	11,400	22,800	45,600

Danny W. Huff	29,000	December 31, 2003	14,500	29,000	58,000

(1) Performance	rights grants pursuant to the Georgia-Pacific LTIP in January 2001.
(2) The	period for each grant began on January 1, 2001 and ends on the date indicated in the above chart.
(3)
If the performance goals are met, awards are made in stock at the end of the performance period. The actual amount of any award of stock is determined by Georgia-Pacific’s percentile total shareholder return as compared to selected companies in the Standard & Poor’s Paper and Forest Products Index (except Georgia-Pacific) and the Standard and Poor’s Household Products (nondurables) Index. For the above grant, those percentile performance targets are:

■	Threshold 30th percentile
■	Target 54th percentile
■	Maximum 100th percentile
See “Compensation Committee Report — Long-Term Equity Incentive Compensation” beginning on page 14 for a description of the grants. Upon vesting, an LTIP Payout will be reported in the Summary Compensation Table.

AGREEMENTS WITH EXECUTIVE OFFICERS

CHANGE OF CONTROL AGREEMENTS

We have agreements with each of our executive officers, including the executive officers named on page 17.

If an officer’s employment is terminated during the 3 year period following a change of control:

■	involuntarily for other than cause, death or disability,
■	voluntarily following an adverse change in such officer’s position, authority, duties or responsibilities, or
■	voluntarily following specified changes in the place of such officer’s employment,

Then the officer will receive a lump sum payment equal to:
■	a multiple (not to exceed 3) of the sum of annual salary and the average of (up to 3) the most recent annual bonus awards,
■	any federal excise and related income tax payments payable by the officer as a result of the agreement, and
■	employer contributions, and interest thereon, that would have been made under Georgia-Pacific’s Salaried Pension Plan and Salaried 401(k) Plan.

The officer also will receive medical and welfare benefits for a maximum of 3 years and up to 3 years of age and service credit under his or her Retirement Agreement.

Also, the terms of most restricted stock and stock option grants to officers provide for immediate vesting of such grants in the event of a change in control. In such an event, Georgia-Pacific will transfer the funds required to be paid under these agreements and under each Retirement Agreement to a trustee.

On January 31, 2002, the Compensation Committee approved a number of changes to our change of control agreements to be effective as of April 1, 2002. These changes include a change in the bonus used to determine the lump sum severance payment, which will now be based on the greater of the target bonus under the EVIP for the year in which the change of control occurs or the highest bonus paid for the last 3 full calendar years.

OFFICERS’ RETIREMENT AGREEMENTS

We also have separate but substantially similar Retirement Agreements with each executive officer. Post-retirement payments will be made as follows at the executive officer’s election:

Alternative 1

■	annually for life, 50% of average of last 4 years salary, including bonuses; and
■	annually for surviving spouse’s life, 50% of amount payable to officer.

Alternative 2

■	actuarially equivalent (to Alternative 1) amounts made in equal monthly payments:
■	for officer’s and surviving spouse’s life; or
■	for 120 months.

Benefits under either alternative are generally payable as follows:

Retirement Age	Minimum Years of Service	Payments Begin at	Proportionately Reduced for Retirement Below

55 to 64	15	retirement	age 62
any age to 64	3-14	age 62	*
65+	–	retirement	–

*	Benefits reduced proportionally for service under 15 years

Retirement Agreement benefits are subject to offset for amounts payable under our Salaried Pension Plan and Salaried 401(k) Plan which are attributable to employer contributions by deducting the actuarial equivalents of such amounts from amounts payable under the Retirement Agreement. Death and disability benefits are also provided. Benefits under the Retirement Agreement terminate if an officer competes with, solicits customers or employees of, or discloses trade secrets or confidential information of, Georgia-Pacific.

On January 31, 2002, the Compensation Committee also approved a number of changes to our Retirement Agreements to be effective as of April 1, 2002. These changes, among others, include a change in the normal retirement benefit formula to 50% of the highest compensation paid in 4 consecutive calendar years during the last 10 calendar years of employment, using the bonus actually paid during such year, and the elimination of the defined contribution plan offset from such formula after December 31, 2001.

AGREEMENTS WITH EXECUTIVE OFFICERS

The table below sets forth certain information relating to benefits under the Retirement Agreements for the named executive officers (a) assuming retirement as of January 1, 2002, and (b) assuming retirement at age 65, using projected years of credited service at age 65 and final average compensation as of December 31, 2001. The benefits disclosed in the table represent the maximum estimated annual benefits under each Retirement Agreement, without reduction for offsets provided for in such Agreement. Because such maximum benefits exceed the total of such offsetting payments, the amounts disclosed in the table below represent the estimated maximum aggregate benefit payable to the named executive officers under all pension and other defined benefit or actuarial plans.

Estimated Annual Benefit based on 50% of Final

Average Compensation(1)

	Retirement on January 1, 2002		Retirement at Age 65
	Annual Benefits	Years of 8 Credited Service	Annual Benefit(2)
Mr. Correll	957,190	13	1,104,450
Mr. Thomas	245,487	8	460,288
Mr. Paul	158,250	6	395,625
Mr. Kelley	188,240	8	352,950
Mr. Huff	300,705	22	300,705

(1)
“Compensation” for these purposes means only base salary (including salary deferred as before-tax contributions to the 401(k) Plan) and annual incentive bonuses, if any, and excludes any other cash or non-cash compensation items.

(2)	Represents the formula benefit at the normal retirement age of 65 under the Retirement Agreement, based on average annual compensation during the period 1998-2001.

OWNERSHIP OF COMMON STOCK OF GEORGIA-PACIFIC

Set forth below is the number of shares beneficially owned, as of March 11, 2002, by persons known to us to be beneficial owners of more than 5% of the outstanding shares of Georgia-Pacific common stock based on data furnished by such persons. Also set forth below is the number of shares of Georgia-Pacific common stock beneficially owned on March 1, 2002 by all directors and nominees for director, by each of the executive officers named in the Summary Compensation Table on page 17, and by all directors and executive officers as a group, based on data furnished by such directors, nominees and executive officers. Unless otherwise specifically stated below, or in a Schedule 13G, all such persons have sole voting and investment power with respect to shares listed.

Name	Number of Shares Beneficially Owned		Percent of Class Beneficially Owned
Greater Than 5% Beneficial Owners(1):

AXA Financial, Inc. Alliance Capital Management L.P. The Equitable Life Assurance Society of the United States and certain of their affiliates 1290 Avenue of the Americas New York, NY 10104	18,166,783		7.9

Capital Research and Management Company The Income Fund of America, Inc. 333 South Hope Street Los Angeles, CA 90071	20,999,800		9.1

FMR Corp. and certain affiliates 82 Devonshire Street Boston, MA 02109	15,034,004		6.5

Vanguard Fiduciary Trust Company 500 Admiral Nelson Blvd. Malvern, PA 19355	27,633,769		12.0

Directors and Executive Officers:
James S. Balloun	7,243	(2)(3)	*
Barbara L. Bowles	10,858	(2)(3)(4)	*
Worley H. Clark, Jr.	21,019	(3)(4)	*
Alston D. Correll	1,486,570	(5)	*
Jane Evans	9,055	(3)	*
Donald V. Fites	14,712	(2)(3)	*
Richard V. Giordano	16,531	(3)	*
David R. Goode	10,700	(2)(3)	*
M. Douglas Ivester	10,880	(2)(3)	*
Louis W. Sullivan	11,017	(3)	*
James B. Williams	33,667	(2)(3)	*
John D. Zeglis	2,378	(2)(3)	*
Lee M. Thomas	305,194	(5)	*
Ronald L. Paul	125,110	(5)	*
James F. Kelley	148,726	(5)	*
Danny W. Huff	84,358	(5)	*
All Directors and Executive Officers as a Group (22 persons)	2,884,268	(3)(4)(5)(6)	1.25

*	Less than 1 percent.

OWNERSHIP OF COMMON STOCK OF GEORGIA-PACIFIC

(1) According	to a Schedule 13G filed with the SEC and subject to the qualifications therein.
(2) In
addition to the shares beneficially owned, the following directors have elected to defer payment of a portion of the directors’ fees paid or payable to them, with such amounts to earn a return to be determined as if they had been invested in our common stock. The deferred compensation account of the directors listed below included amounts equivalent to the number and class of shares of common stock listed opposite their names:

Number of Shares
Mr. Balloun	5,671
Ms. Bowles	492
Mr. Fites	7,127
Mr. Goode	19,812
Mr. Ivester	17,343
Mr. Williams	24,997
Mr. Zeglis	641

(3)	Includes the following number of restricted shares received under the Outside Directors Stock Plan:

Number of Shares
Mr. Balloun	5,243
Ms. Bowles	2,092
Mr. Clark	2,092
Ms. Evans	9,055
Mr. Fites	10,884
Mr. Giordano	14,531
Mr. Goode	9,700
Mr. Ivester	8,880
Dr. Sullivan	10,358
Mr. Williams	13,667
Mr. Zeglis	1,378

(4) Includes
the following number of shares as to which the following directors have the right to acquire beneficial ownership through the exercise of stock options under the Fort James Corporation Stock Option Plan for Outside Directors:

Number of Shares
Ms. Bowles	8,393
Mr. Clark	18,296

(5)	Includes the following number of shares as to which the following executive officers have the right to acquire beneficial ownership through the exercise of stock options:

Number of Shares
Mr. Correll	1,245,826
Mr. Thomas	285,366
Mr. Paul	100,523
Mr. Kelley	131,158
Mr. Huff	78,008

(6)
Includes, as of March 1, 2002, an aggregate of 592,250 shares of Georgia-Pacific common stock, including restricted stock and stock which may be acquired through the exercise of stock options, of which our executive officers (other than Messrs. Correll, Thomas, Paul, Kelley and Huff) have beneficial ownership.

FIVE-YEAR PERFORMANCE GRAPH

The following graph compares cumulative shareholder returns for our common stock, the S&P 500 Stock Index, Standard & Poor’s Paper Products Index and Standard & Poor’s Forest Products Index from December 17, 1997 (the date on which Georgia-Pacific Group common stock was registered under the Securities Exchange Act) and December 31, 2001. During the last fiscal year, Standard & Poor’s stopped publishing our former industry index, the Standard & Poor’s Paper and Forest Products Index. Standard & Poor’s has separated this index into two new indexes, the Standard & Poor’s Forest Products Index and the Standard & Poor’s Paper Products Index, of which we are a member. Accordingly, in the future we plan to use the Standard & Poor’s Paper Products as our industry based index for purposes of this performance graph.

Comparison of Cumulative Shareholder Returns

	December 17, 1997	1998	1999	2000	2001

Georgia-Pacific Group	$100.00	$95.00	$166.00	$103.00	$93.00

S&P 500 Index**	$100.00	$129.00	$157.00	$142.00	$125.00

S&P Paper Products Index**	$100.00	$97.00	$130.00	$114.00	$112.00

S&P Forest Products Index**	$100.00	$100.00	$143.00	$96.00	$101.00

* Assumes	that the value of the investment in Georgia-Pacific Group Stock and each index was $100 on December 17, 1997 and that all dividends were reinvested.
** As	reported by Bloomberg L.P.

SHAREHOLDER PROPOSAL

Bartlett Naylor, 1255 N. Buchanan, Arlington, Virginia 22205, the beneficial owner of 200 shares of Georgia-Pacific stock, has notified us of his intention to present the following resolution for action at the Annual Meeting. The text of the resolution and the supporting statement exactly as submitted by the proponent are set forth below. If the proponent, or a representative who is qualified under state law, is present and submits the proposal for a vote, then the proposal will be voted upon at the Annual Meeting.

In order to be approved, the votes cast in favor of the proposal by the shareholders present, in person or by proxy, and entitled to vote at the Annual Meeting must exceed the votes cast in opposition. Proxies solicited on behalf of the Board of Directors will be voted AGAINST this proposal unless shareholders specify a contrary choice.

SHAREHOLDER RESOLUTION

“RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

SUPPORTING STATEMENT

Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness; Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone.

For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders; Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract new investment from investor companies which are environmentally responsible and which seek to minimize risk of environmental liability.

The Coalition for Environmentally Responsible Economies (CERES) which includes shareholders representatives, and environmental experts, consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Fifty-one companies, including Ford, Coca-Cola and Bank of America have endorsed these principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers say that benefits of working with CERES are public credibility, “value-added” for the company’s environmental initiatives;

In endorsing the CERES Principles, a company commits to work toward: environmental protection, and greater reporting and audits (Full text of the CERES Principles and accompanying CERES Report Form are obtainable from CERES, 11 Arlington Street, Boston, MA 02116, tel: 617/247-07000).”

GEORGIA-PACIFIC STATEMENT IN OPPOSITION

The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

Georgia-Pacific recognizes its responsibility to protect human health, the environment and our natural resources and agrees with the proponent’s premise that responsible implementation of environmental policy increases long-term shareholder value. We believe, however, that there are compelling reasons why Georgia-Pacific should not endorse the CERES Principles.

Georgia-Pacific is already subject to extensive environmental regulation and disclosure requirements. In addition to reporting to various regulatory agencies, since 1992 the Company voluntarily reports its comprehensive environmental policy, practices and procedures to its shareholders via the Company’s biennial Environmental and Safety Report, available not only to the Company’s shareholders, but also to the public on our web site (http://www.gp.com/enviro/2000esrep/index.html). This Report sets forth the Company’s environmental policy, describes its dedication to environmental compliance, and details the Company’s comprehensive continuous environmental protection activities. The Report highlights

SHAREHOLDER PROPOSAL

environmental and safety management principles, publishes goals that were set to assure that these principles are put into practice, and reports on the status of these goals. Many of these goals are significantly more protective of the environment than are required by law. In our 2000 Environmental and Safety Report, we reported on the completion of many of these goals and introduced a new group of performance measures that will help us continue our commitment to ongoing improvement in environmental protection and safety awareness. All such disclosures are designed to help the Company’s employees, shareholders, customers, community, neighbors and others interested in Georgia-Pacific to better understand and evaluate the Company’s performance. Adding another layer of standards and reports that would be required as a CERES signatory would be duplicative of our current environmental reporting and unnecessarily increase administrative costs without enhancing the Company’s environmental efforts.

The Company’s Environmental Protection Policy tailors the vital elements of environmental stewardship to Georgia-Pacific’s operations. At the same time, these policy commitments are broad enough to encompass the Company’s diverse operations and permit Georgia-Pacific to operate its business in both an economically prudent and environmentally sound manner. Accordingly, we believe the specific policy commitments we have adopted will serve the interests of all shareholders better than would the more generalized CERES Principles.

The primary body responsible for environmental policy at Georgia-Pacific is the Environmental Policy Committee (“EPC”), which was established over 10 years ago. The EPC, composed of several members of senior management and other high-level corporate staff and operating personnel, and directed by the Chairman and Chief Executive Officer of Georgia-Pacific through his selected EPC chairman, is charged with establishing corporate environmental protection policy and positions on environmental issues, monitoring compliance with such policies, and reporting significant environmental events to the Board of Directors. Lee M. Thomas, our Executive Vice President — Consumer Products and a former Administrator of the U.S. Environmental Protection Agency, has served on this committee since 1993.

Georgia-Pacific also has an Environmental Affairs Department, which provides technical support to all corporate operations to assist with statutory and regulatory compliance efforts, manages site remediation projects, conducts compliance audits and otherwise coordinates and guides corporate environmental protection activities. These employees are among the approximately 275 employees throughout Georgia-Pacific with environmental expertise whose efforts are devoted primarily to environmental matters. Further, all employees of Georgia-Pacific have been charged with performing their individual duties in an environmentally responsible manner and in accordance with all legal requirements and the Company’s environmental policies and procedures.

Compliance with legislative and regulatory standards, as well as internally developed benchmarks, can be readily measured. Georgia-Pacific already is accountable, both externally to various regulatory authorities and internally through formal self-audits, for meeting or exceeding these standards. By contrast, some of the CERES Principles are so broad that compliance with them could be difficult to measure.

In addition to failing to provide clear, precise standards against which the Company’s environmental record may be measured, the CERES Principles require signatories of the Principles to annually complete and make public a prescribed form of report and pay annual fees to the CERES organization. We believe that the issuance of reports in that format will, in many cases, duplicate reports that either are required and made publicly available by various regulatory agencies, or are presented in Georgia-Pacific’s biennial report. Submission of the lengthy and complex CERES Report and payment of annual fees to the CERES organization will unnecessarily

SHAREHOLDER PROPOSAL

burden the Company’s environmental management system and divert attention from the primary goal of the environmental professionals at Georgia-Pacific: namely, compliance with regulatory requirements and voluntary environmental protection.

In summary, Georgia-Pacific already practices many of the principles suggested by this proposal. We work hard to sustain natural resources, reduce waste, promote public safety and safe products, protect the environment and inform the public about our efforts. The Company already files numerous environmental reports with federal, state and local government agencies. Your Board of Directors believes that imposing another layer of standards and reports that would be required as a CERES signatory would be duplicative and would unnecessarily increase costs, without any commensurate benefit to the environment.

Our shareholders overwhelmingly rejected a similar proposal to adopt the CERES Principles several years ago. Your Board of Directors again recommends that shareholders vote AGAINST this proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless shareholders specify a contrary choice.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Georgia-Pacific’s directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange reports of changes in ownership of Common Stock. Securities and Exchange Commission regulations require that such directors and executive officers furnish to Georgia-Pacific copies of all Section 16(a) reports they file. To Georgia-Pacific’s knowledge, based solely upon a review of the copies of such reports furnished to Georgia-Pacific and written representations that no other reports were required, except as noted below, all of its officers and directors complied with applicable Section 16(a) filing requirements during the fiscal year ended December 29, 2001. Due to a record keeping error at Georgia-Pacific, Mr. Huff’s Form 5 for 2001 was inadvertently filed late.
Atlanta, Georgia
April 1, 2002

Georgia-Pacific’s 2001 Annual Report on Form 10-K, which includes audited consolidated financial statements for Georgia-Pacific, has been mailed to shareholders with this Proxy Statement. Georgia-Pacific has also mailed an Annual Review. The 2001 Annual Review and the 2001 Annual Report on Form 10-K do not form any part of the material for the solicitation of proxies.

An additional copy of Georgia-Pacific’s 2001 Annual Report on Form 10-K to the Securities and Exchange Commission will be supplied without charge upon request. Annual Statistical Updates are also available. Requests for such information should be directed to:

Investor Relations
Georgia-Pacific Corporation
P.O. Box 105605
Atlanta, Georgia 30348
(404) 652-5555

EVA is a registered trademark of Stern Stewart & Co.

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Georgia-Pacific Corporation

133 Peachtree Street, N.E., Atlanta, Georgia 30303

X Please mark your votes as in this example.

7654

This Proxy, when properly executed, will be voted as directed. If no instructions are specifed, this proxy will be voted "FOR ALL" nominees named in Proposal 1, "AGAINST" Proposal 2 and in the discretion of the persons named as proxies on all other matters which may properly come before the Annual Meeting and at any postponement or adjournment thereof.

The Board of Directors recommends a vote FOR Proposal 1 and AGAINST Proposal 2.

	FOR	WITHHELD		FOR	AGAINST	ABSTAIN
1. Election of Directors (see reverse)			2. Shareholder proposal requiring the Company to endorse the CERES Principles.			

For, except vote withheld from the following nominee(s):

Change of address on reverse side.

I plan to attend the Annual Meeting.

Receipt of the Notice of Meeting, Proxy Statement and Annual Report is hereby acknowledged.

Please sign **EXACTLY** as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This Proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise. No proposal above is conditioned on or related to any other proposal.

SIGNATURE (S) DATE

▲ FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL ▲

GP Georgia-Pacific

Georgia-Pacific Corporation
Proxy Solicited by the Board of Directors for Annual Meeting of Shareholders May 7, 2002

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET PLEASE READ THE INSTRUCTIONS BELOW

Georgia-Pacific Corporation encourages you to take advantage of convenient ways to vote your shares for matters to be covered at the 2002 Annual Meeting of Shareholders. Please take the opportunity to use one of the three voting methods described below to cast your ballot.

VOTE BY PHONE — 1-877-779-8683 (1-877-PRX-VOTE)

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your Control Number, which is located above and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET — www.eproxyvote.com/gp

Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your Control Number, which is located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark and sign as your name appears on the attached proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Each joint owner or trustee should sign the proxy. If the shareholder is a corporation, the office of the person signing should be indicated.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year's Annual Report and proxy materials via the Internet rather than by mail. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://www.econsent.com/gp

IF YOU VOTE BY PHONE OR USE THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY. THANK YOU FOR VOTING.